Exhibit 3.1
DUOLINGO, INC.
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
Duolingo, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:
FIRST: The name of this corporation is Duolingo, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 18, 2011.
SECOND: The Amended and Restated Certificate of Incorporation in the form of Exhibit A attached hereto has been duly adopted in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware.
The text of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as set forth in EXHIBIT A attached hereto.
IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed as of July 15, 2021.

DUOLINGO, INC.

By:	/s/ Luis von Ahn
Luis von Ahn, Chief Executive Officer

EXHIBIT A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DUOLINGO, INC.
ARTICLE I
The name of this corporation is Duolingo, Inc. (the “Company”).
ARTICLE II
The address of the Company’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, 19801-1120 County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The purpose of this Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.
ARTICLE IV
A.    The aggregate number of shares that the Company shall have authority to issue is 91,874,276, consisting of 72,800,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”) and 19,074,276 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). The Common Stock may be issued in one or more classes, of which one such class shall be denominated the “Class A Common Stock” and one such class shall be denominated “Class B Common Stock.” The Class A Common shall consist of 42,800,000 shares and the Class B Common shall consist of 30,000,000 shares. The Preferred Stock may be issued in one or more series, of which one such series shall be denominated the “Series A Preferred,” one such series shall be denominated the “Series B Preferred,” one such series shall be denominated the “Series C Preferred,” one such series shall be denominated the “Series D Preferred,” one such series shall be denominated “Series E Preferred,” one such series shall be denominated the “Series F Preferred,” one such series shall be denominated the “Series G Preferred,” and one such series shall be denominated the “Series H Preferred.” The Series A Preferred shall consist of 3,865,073 shares, the Series B Preferred shall consist of 6,298,550 shares, the Series C Preferred shall consist of 2,947,720 shares, the Series D Preferred shall consist of 3,153,798 shares, the Series E Preferred shall consist of 1,223,708 shares, the Series F Preferred shall consist of 758,146 shares, the Series G Preferred shall consist of 241,658 shares, and the Series H Preferred shall consist of 585,623 shares.

Immediately upon the filing and effectiveness of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), automatically and without further action on the part of holders of capital stock of the Company, each share of Common Stock outstanding or held by the Company as treasury stock as of immediately prior to the Effective Time shall be reclassified as, and become, one (1) validly issued, fully paid and non-assessable share of Class A Common Stock. Each certificate previously representing such shares of Common Stock shall from and after the Effective Time, represent the number of shares of Class A Common Stock into which such shares of Common Stock previously represented thereby were reclassified pursuant hereto.
Except as otherwise provided in this Article IV or required by law, shares of Class A Common Stock and Class B Common Stock shall have the same rights, privileges, preferences and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution, distribution of assets or winding up of the Company), share ratably and be identical in all respects and as to all matters.
B.    The terms and provisions of the Preferred Stock and Common Stock are as follows:
1.    Dividends and Distributions.
(a)    Dividends. The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Amended and Restated Certificate of Incorporation) a dividend is paid with respect to all outstanding shares of Preferred Stock in an amount equal to the aggregate amount of dividends which would be payable to the holder of Preferred Stock if, immediately prior to the record date set for such dividend payment on Class B Common Stock, such share of Preferred Stock had been converted into Class B Common Stock at the then-effective conversion rate. The Company shall make no Distribution (as defined below) to the holders of shares of Common Stock except in accordance with this Section B.1(a) or Section B.2.
(b)    Distribution. “Distribution” means the transfer of cash, property or securities without consideration, whether by way of dividend or otherwise, or the purchase of shares of the Company (other than in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers or directors at a price not greater than the amount paid by such persons for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase or upon exercise of a right of first refusal approved by the Company’s Board of Directors (the “Board of Directors”)) for cash or property.

2.    Liquidation Rights.
(a)    Distribution of Assets on Liquidation. In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, on a pari passu basis, out of the assets of the Company, the Liquidation Preference specified for each share of Preferred Stock then held by them before any payment shall be made or any assets distributed to the holders of Common Stock. “Liquidation Preference” shall mean, with respect to each series of Preferred Stock, an amount per share of such series of Preferred Stock equal to the applicable Original Issue Price, plus declared but unpaid dividends on such share. If upon the Liquidation Event, the assets to be distributed among the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full Liquidation Preference for their shares of Preferred Stock, then the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full under this Section B.2(a). As used in this Amended and Restated Certificate of Incorporation, “Original Issue Price” shall mean $0.8538 for each outstanding share of Series A Preferred (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series A Preferred), $2.3815 for each outstanding share of Series B Preferred (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series B Preferred), $6.7849 for each outstanding share of Series C Preferred (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series C Preferred), $14.2685 for each outstanding share of Series D Preferred (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series D Preferred), $20.4297 for each outstanding share of Series E Preferred (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series E Preferred), $39.5702 for each outstanding share of Series F Preferred (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series F Preferred), $41.3807 for each outstanding share of Series G Preferred (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series G Preferred), and $59.7653 for each outstanding share of Series H Preferred (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series H Preferred).
(b)    Remaining Assets. After the payment to the holders of Preferred Stock of the full preferential amount specified above, any remaining assets of the Company shall be distributed with equal priority and pro rata among the holders of the Common Stock according to the number of shares of Common Stock held by each such holder.
(c)    Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Class B Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Class B Common Stock. If any such holder shall be deemed to have converted shares of one or more series of Preferred Stock into Class B Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of such series of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Class B Common Stock and shall forgo all other rights, privileges and preferences of such series of Preferred Stock to the extent that holders of Class B Common Stock are not entitled to such rights, privileges and preferences.
(d)    Liquidation Event. A “Liquidation Event” shall be deemed to be occasioned by, or to include each of the following: (i) the liquidation, dissolution or winding up of the Company; (ii) the merger, acquisition or consolidation of the Company by means of any transaction or series of related transactions, provided that the applicable transaction shall not be deemed a Liquidation Event if the Company’s shares of capital stock outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares of capital stock that represent, more than fifty percent (50%) of the voting power of the surviving or acquiring entity (or its parent) immediately following such transaction or series of related transactions; (iii) any transaction or series of related transactions to which the Company is a party in which more than fifty percent (50%) of the Company’s voting power is transferred (taking into account only voting power resulting from stock held by such stockholders prior to such transaction or series of related transactions) and (iv) a sale, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole (including, without limitation, the sale or disposition (by merger or otherwise) or of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, transfer or other disposition is to a wholly-owned subsidiary of the Company); provided that a Liquidation Event shall not include (x) a merger or consolidation of the Company with a wholly-owned subsidiary of the Company, (y) a merger effected exclusively for the purpose of changing the domicile of the Company or (z) any sale of Preferred Stock or Common Stock for bona fide equity financing purposes. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the Requisite Preferred Holders (as defined below); provided that such waiver shall not apply to the Series H Preferred without the affirmative vote or written consent of the holders of a majority of the then-outstanding shares of Series H Preferred, voting exclusively as a separate series (the “Series H Majority”). As used herein “Requisite Preferred Holders” means the holders of at least 55% of the then-outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) including the approval of the Requisite Significant Stockholders (as defined below). “Significant Stockholders” means, collectively, KPCB Holdings, Inc. (“KPCB”), Union Square Ventures 2012 Fund, L.P. (“USV”), CapitalG (as defined below) and Drive Capital (as defined below); provided, however, that if, after April 9, 2020, any of KPCB, USV,

CapitalG or Drive Capital ceases to hold at least 50% of the number of shares of Class B Common Stock issued or issuable upon conversion of shares of Preferred Stock held by such stockholder (together with its affiliates) as of such date, then such stockholder shall no longer be deemed a Significant Stockholder hereunder. “CapitalG” means, collectively, CapitalG 2014 LP, CapitalG 2015 LP, and CapitalG II LP (“CapitalG II”) and/or one or more of their affiliates. “Drive Capital” means, collectively, Drive Capital Fund II, L.P., Drive Capital Fund II (TE), L.P. and Drive Capital Ignition Fund II, L.P. “Requisite Significant Stockholders” means (i) at least three of the Significant Stockholders at any time when there are a total of four Significant Stockholders; (ii) at least two Significant Stockholders at any time when there are a total of three Significant Stockholders; and (iii) all of the Significant Stockholders at any time when there are fewer than three Significant Stockholders in total.
(e)    Determination of Value if Proceeds Other than Cash. In any Liquidation Event, if the proceeds received by the Company or its stockholders are other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:
(i)    Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:
(A)    If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;
(B)    If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and
(C)    If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.
(ii)    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.
3.    Preferred Stock Conversion. The Preferred Stock shall have conversion rights as follows:
(a)    Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Preferred Stock. Each share of Preferred Stock shall be convertible into that number of fully paid and non-assessable shares of Class B Common Stock that is equal to the Original Issue Price for such series divided by the Conversion Price (as hereinafter defined) for such series, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The applicable “Conversion Price” shall initially be the applicable Original Issue Price, and shall be subject to adjustment as provided herein.
(b)    Automatic Conversion.
(i)    Each share of Preferred Stock shall automatically be converted into shares of Class B Common Stock at the then effective applicable Conversion Price for such share at the date and time, or the occurrence of an event, specified by the affirmative vote or written consent of the Requisite Preferred Holders; provided that: if (x) (A) such affirmative vote or written consent occurs in connection with a Liquidation Event and (B) the amount the holders of a series of Preferred Stock would receive per share on an as-converted basis is less than the Liquidation Preference such series of Preferred Stock would receive per share in the absence of such affirmative vote or written consent, the affirmative vote or written consent of the holders of a majority of the then outstanding shares of such series of Preferred Stock (voting as a separate class) shall be required; and (y) in addition to the affirmative vote or written consent of the Requisite Preferred Holders, the automatic conversion of the Series H Preferred pursuant to this Section 3(b)(i) shall require the affirmative vote or written consent of the Series H Majority, except in connection with a Series H Automatic Conversion Event (as defined in that certain Amended and Restated Investors’ Rights Agreement, dated on or about the Filing Date, by and among the Company and the stockholders of the Company named therein, as such agreement is amended and/or restated from time to time in accordance with its terms (the “Rights Agreement”)), or except if such affirmative vote or written consent of the Series H Majority is not required pursuant to Section 3(b)(i)(x) in connection with a Liquidation Event.
(ii)    Each share of Preferred Stock shall automatically be converted into shares of Class B Common Stock at the then effective applicable Conversion Price for such share immediately prior to the consummation of a firmly underwritten initial public offering pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on Form S-1 (as defined in the Securities Act) or any successor form; provided, however, that the aggregate gross proceeds to the Company in such offering exceed $50,000,000 (before deduction of underwriters’ discounts and commissions) and such offering results in the Class A Common Stock being listed on the New York Stock Exchange or the Nasdaq Stock Market (a “Qualified IPO”).
(c)    Mechanics of Conversion. No fractional shares of Class B Common Stock shall be issued upon conversion of any shares of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay the fair market value cash equivalent of such fractional share as determined in good faith by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder shall be aggregated, and any resulting fractional share of Class B Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Class B Common Stock, and to receive certificate(s) therefor, such holder shall surrender such holder’s Preferred Stock certificate or certificates, duly endorsed, at the principal corporate office of the Company or of any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert such shares and, if applicable, any event on which such conversion is contingent; provided, however, that in the event of an automatic conversion pursuant to Section B.3(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided further, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class B Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such lost, stolen or destroyed certificates.
The Company shall, as soon as practicable after delivery of the Preferred Stock certificate(s), (i) issue and deliver to such holder of Preferred Stock, a certificate or certificates for the number of shares of Class B Common Stock to which such holder shall be entitled and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Class B Common Stock and (ii) a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Class B Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Except as otherwise provided herein, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Class B Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of such securities.
All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate, except only the right of the holders thereof to receive shares of Class B Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Company (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.
Upon any such conversion, no adjustment to the applicable Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Class B Common Stock delivered upon conversion.
(d)    Adjustments for Subdivisions or Combinations of Class B Common Stock. If at any time or from time to time on or after the Original Issue Date (as hereinafter defined), the outstanding shares of Class B Common Stock shall be subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Class B Common Stock without a corresponding subdivision of the applicable series of Preferred Stock, the applicable Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. If at any time or from time to time on or after the Original Issue Date, the outstanding shares of Class B Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Class B Common Stock without a corresponding combination of the applicable series of Preferred Stock, the applicable Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased. The “Original Issue Date” shall be the date on which the first share of Series H Preferred is issued.
(e)    Adjustments for Reclassification, Exchange and Substitution. If at any time or from time to time on or after the Original Issue Date, the Class B Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of securities, whether by capital reorganization, recapitalization, reclassification or other event (other than a subdivision or combination of shares pursuant to Section B.3(d) above), concurrently with the effectiveness of such capital reorganization, recapitalization, reclassification or other event, the Preferred Stock shall be convertible into, in lieu of the number of shares of Class B Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of securities equivalent to the number of such shares or securities that would have been received by the holder of a number of shares of Class B Common Stock issuable upon conversion of the Preferred Stock immediately prior to such capital reorganization, recapitalization, reclassification or other event. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section B.3 with respect to the rights of the holders of Preferred Stock after the capital reorganization, recapitalization, reclassification or other event to the end that the provisions of this Section B.3 (including adjustment of each Conversion Price then in effect and the number and type of shares or other securities issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.
(f)    Adjustment for Class B Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date, the Company shall make or issue, or fix a record date for the determination of holders of Class B Common Stock entitled to receive, a dividend or other distribution payable on the Class B Common Stock in additional shares of Class B Common Stock, then and in each such event the each Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:
(i)    the numerator of which shall be the total number of shares of Class B Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(ii)    the denominator of which shall be the total number of shares of Class B Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Class B Common Stock issuable in payment of such dividend or distribution;
provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of the applicable series of Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Class B Common Stock in a number equal to the number of shares of Class B Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Class B Common Stock on the date of such event or (ii) a dividend or other distribution of shares of such series of Preferred Stock which are convertible, as of the date of such event, into such number of shares of Class B Common Stock as is equal to the number of additional shares of Class B Common Stock being issued with respect to each share of Class B Common Stock in such dividend or distribution.
(g)    Adjustments for Other Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date, the Company shall make or issue, or fix a record date for the determination of holders of capital stock of the Company entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of shares of Class B Common Stock in respect of outstanding shares of Class B Common Stock) or in other property and the provisions of Section B.3(f) above do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of such capital stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Class B Common Stock on the date of such event.

(h)    Adjustments for Reorganization, Merger, Consolidation or Sale of Assets. If at any time or from time to time on or after the Original Issue Date, the Class B Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by a reorganization, merger or consolidation of the Company with or into another entity, or the sale of all or substantially all of the Company’s properties and assets to any other person or entity (other than as provided for elsewhere in this Section B.3 or a transaction subject to Section B.2 above) then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of the then outstanding Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor entity resulting from such merger or consolidation or sale, to which a holder of Class B Common Stock deliverable upon conversion of the Preferred Stock would have been entitled to receive upon such capital reorganization, merger consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section B.3 with respect to the rights and interests of the holders of the then outstanding Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section B.3 (including adjustments of the applicable Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.
(i)    Adjustments for Dilutive Issuances.
(i)    If at any time or from time to time on or after the Original Issue Date, the Company shall issue or sell any shares of Common Stock (as actually issued or, pursuant to paragraph (iii) below, deemed to be issued) for a consideration per share less than the applicable Conversion Price for a series of Preferred Stock in effect immediately prior to such issue or sale (the “Prior CP”), then immediately upon such issue or sale the applicable Conversion Price for such series of Preferred Stock shall be reduced to a price (calculated and rounded upward to the nearest tenth of a cent) determined by multiplying the Prior CP by a fraction, the numerator of which shall be the number of shares of Calculated Securities (as defined below) outstanding immediately prior to such issue or sale plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of shares of Common Stock so issued or sold (or deemed to be issued or sold) would purchase at the Prior CP (the “New Investment Shares”), and the denominator of which shall be the number of shares of Calculated Securities outstanding immediately prior to such issue or sale plus the number of shares of Common Stock so issued or sold (the “New Shares”). “Calculated Securities” means (A) all shares of Common Stock actually outstanding and (B) all shares of

Common Stock issuable upon exercise, conversion or exchange of all Convertible Securities (as defined below):
New CP = Prior CP x (Calculated Securities + New Investment Shares)
    (Calculated Securities + New Shares)
(ii)    For the purposes of paragraph (i) immediately above, none of the following issuances (or deemed issuances) (collectively, “Exempt Issuances”) shall be considered the issuance (or deemed issuance) or sale of Common Stock and no reduction of the applicable Conversion Price shall be made as a result thereof:
(A)    The issuance of Common Stock upon the conversion of any outstanding Convertible Securities pursuant to the terms of such securities as of the date of the filing of this Amended and Restated Certificate of Incorporation (the “Filing Date”) or upon the conversion of the Preferred Stock. “Convertible Securities” shall mean any bonds, debentures, notes or other evidences of indebtedness, and any options, warrants, purchase rights or any other securities convertible into, exercisable for, or exchangeable for Common Stock.
(B)    The issuance of Convertible Securities or shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section B.3(f) or Section B.3(g) above and shares of Common Stock issued or deemed issued as a dividend or Distribution on all shares of Preferred Stock on a pro rata, as-converted to Common Stock basis.
(C)    The issuance of shares of Common Stock and/or options, warrants or rights to purchase Common Stock and the Common Stock issued pursuant to such options, warrants or other rights to employees, consultants, officers or directors pursuant to any stock plans, equity incentive plans, restricted stock plans or other similar arrangements designated and approved by the Board of Directors.
(D)    The issuance of shares of Common Stock or Convertible Securities to lenders, financial institutions, equipment lessors or similar entities in connection with commercial credit arrangements, equipment financings or similar transactions, in each case, the terms of which are approved by the Requisite Preferred Holders.
(E)    The issuance of shares of Common Stock or Convertible Securities as consideration for bona fide acquisitions, mergers, business combinations or similar transactions, in each case, the terms of which are approved by the Requisite Preferred Holders.
(F)    The issuance of any shares of Series H Preferred sold pursuant to that certain Series H Preferred Stock Purchase Agreement, dated on or about the Filing Date, by and among the Company and the purchasers of Series H Preferred named therein, as such agreement is amended and/or restated from time to time (the “Purchase Agreement”).

(G)    Shares of Common Stock issued or issuable pursuant to a Qualified IPO.
(H)    The issuance of shares of Common Stock or Convertible Securities to persons or entities with which the Company has business relationships, the principal purpose of which the Board of Directors has determined in good faith is other than the raising of capital through the sale of equity securities of the Company and, in each case, which terms are approved by the Requisite Preferred Holders.
(I)    Shares of Common Stock issued or issuable pursuant to Section B.3(i)(i) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section B.3(i).
(J)    The issuance of shares of Common Stock or Convertible Securities in any other transaction in which exemption from Section B.3(i)(i) is approved by the Requisite Preferred Holders, provided that approval shall expressly refer to this Section B.3(i)(ii)(J) and the issuance approved.
(K)    The issuance of Common Stock upon the exercise, conversion or exchange of Convertible Securities issued in accordance with this Section B.3(i)(ii).
(iii)    For the purposes of paragraph (i) above, the following subparagraphs (A) to (E), inclusive, shall also be applicable:
(A)    In case at any time the Company shall grant any warrants, rights or options to subscribe for, purchase or otherwise acquire Convertible Securities or Common Stock (excluding Convertible Securities and Common Stock issued in accordance with Section B.3(i)(ii) of this Article IV) (collectively “Options”) or shall fix a record date for the determination of holders entitled to receive such Options, whether or not such Options are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options (determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such Options, plus, in the case of any such Options which relate to such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options as set forth in the instrument relating thereto assuming the satisfaction of any conditions to the exercisability, convertibility or exchangeability) shall be less than the applicable Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall (as of the date of granting of such Options) be deemed to be outstanding and to have been issued for such price per share.
(B)    In case at any time the Company shall issue or sell any Convertible Securities (excluding Common Stock and Convertible Securities issued in accordance with Section B.3(i)(ii) above), whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such exercise, conversion or exchange (determined by dividing (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise, conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities as set forth in the instrument relating thereto assuming the satisfaction of any conditions to the exercisability, convertibility or exchangeability) shall be less than the applicable Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon exercise, conversion or exchange of such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share, provided that if any such issue or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the applicable Conversion Price have been or are to be made pursuant to other provisions of this paragraph (iii), no further adjustment of the applicable Conversion Price shall be made by reason of such issue or sale.
(C)    In case at any time any shares of Common Stock, Convertible Securities or Options shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor. In case any shares of Common Stock, Convertible Securities or Options shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined by the Board of Directors in good faith. In case any shares of Common Stock, Convertible Securities or Options shall be issued in connection with any merger of another entity into the Company, the amount of consideration therefor shall be deemed to be the fair value of the assets of such merged corporation as determined by the Board of Directors in good faith after deducting therefrom all cash and other consideration (if any) paid by the Company in connection with such merger.
(D)    If the terms of any Convertible Security or Option (excluding Convertible Securities or Options issued in accordance with Section B.3(i)(ii) above), the issuance of which resulted in an adjustment to the applicable Conversion Price pursuant to the terms of this Section B.3(i), are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Convertible Security or Option or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the applicable Conversion Price computed upon the original issue of such Convertible Security or Option (or upon the occurrence of a record date with respect thereto) shall be readjusted to such applicable Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Convertible Security or Option. Notwithstanding the foregoing, no adjustment pursuant to this paragraph (D) shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price on the original adjustment date, or (ii) the applicable Conversion Price that would have resulted from any issuances of shares of Common Stock without consideration or for a consideration per share less than the applicable Conversion Price in effect immediately prior to such issue or sale between the original adjustment date and such readjustment date.
(E)    If the terms of any Convertible Security or Option (excluding Convertible Securities or Options which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive securities set forth in Section B.3(i)(ii), the issuance of which did not result in an adjustment to the applicable Conversion Price pursuant to the terms of Section B.3(i)) (either because the consideration per share (determined pursuant to Section B.3(i)(iii)(C) hereof) of the Common Stock was equal to or greater than the applicable Conversion Price then in effect, or because such Convertible Security or Option was issued before the Filing Date)) are revised after the Filing Date (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Convertible Security or Option or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Convertible Security or Option, as so amended, and the Common Stock subject thereto (determined in the manner provided in Section B.3(i)(iii)(A) or (B) above, as applicable) shall be deemed to have been issued effective upon such increase or decrease becoming effective.
(j)    Certificate of Adjustments. Upon the occurrence of each adjustment of the applicable Conversion Price pursuant to this Section B.3, the Company at its expense shall promptly compute such adjustment and furnish to each holder of the applicable series of Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Company shall, as promptly as practicable, upon the written request at any time of any holder of Preferred Stock, furnish to such holder a like certificate setting forth (i) any and all adjustments made to such series of Preferred Stock since the date of the first issuance of such series, (ii) the applicable Conversion Price at the time in effect and (iii) the number of shares of Class B Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preferred Stock.

(k)    Notices of Record Date. In the event that the Company shall propose at any time (i) to declare any dividend or distribution; (ii) to effect any reclassification or recapitalization; or (iii) to effect a Liquidation Event; then, in connection with each such event, the Company shall send to the holders of the Preferred Stock written notice at least 20 days prior to the record date or effective date for such event. The notice shall specify, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reclassification, recapitalization or Liquidation Event is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Class B Common Stock (or such other stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Class B Common Stock (or such other stock or securities) for securities or other property deliverable upon such reclassification, recapitalization or Liquidation Event, and the amount per share and character of such exchange applicable to the Preferred Stock and the Class B Common Stock. Any notice required by the provisions hereof to be given to a holder of shares of Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at such holder’s address appearing on the books of the Company.
(l)    Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary (including, without limitation, engaging in reasonable best efforts to obtain the requisite stockholder approval of any amendment to this Amended and Restated Certificate of Incorporation) to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purpose.
(m)    Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock (other than Series E Preferred, Series F Preferred, Series G Preferred or Series H Preferred) may be waived, either prospectively or retroactively and either generally or in a particular instance, by the Requisite Preferred Holders. Any such waiver shall bind all future holders of shares of such series of Preferred Stock. Any downward adjustment of the Conversion Price of the Series E Preferred may be waived, either prospectively or retroactively and either generally or in a particular instance, by the holders of a majority of the then-outstanding shares of Series E Preferred. Any downward adjustment of the Conversion Price of the Series F Preferred may be waived, either prospectively or retroactively and either generally or in a particular instance, by the holders of a majority of the then-outstanding shares of Series F Preferred. Any downward adjustment of the Conversion Price of the Series G Preferred may be

waived, either prospectively or retroactively and either generally or in a particular instance, by the holders of a majority of the then-outstanding shares of Series G Preferred. Any downward adjustment of the Conversion Price of the Series H Preferred may be waived, either prospectively or retroactively and either generally or in a particular instance, by the Series H Majority.
4.    Voting.
(a)    General. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes, including, but not limited to, with respect to any increase or decrease of the authorized shares of Class A Common Stock or Class B Common Stock. Subject to the provisions of Section B.5 of this Article IV, the number of authorized shares of Class A Common Stock and Class B Common Stock may be increased or decreased (but not below the number of shares of Class A Common Stock and Class B Common Stock, respectively, then outstanding) by the affirmative vote or written consent of the holders of at least a majority of the stock of the Company entitled to vote (voting together as a single class on an as-converted basis) irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.
(b)    Preferred Stock. Except as otherwise expressly provided herein or as required by law, each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Class B Common Stock into which such shares of Preferred Stock held as of the applicable date by such holder could then be converted on any matter that is submitted to a vote or for the consent of the stockholders of the Company. Except as otherwise expressly provided herein, the holders of shares of Preferred Stock shall be entitled to vote on all matters on which the holders of Class B Common Stock shall be entitled to vote other than those matters upon which, pursuant to applicable law or this Amended and Restated Certificate of Incorporation, the holders of Class B Common Stock are entitled to vote separately as a class. The holders of the Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Class B Common Stock into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.
(c)    Common Stock. Each holder of shares of Class A Common Stock shall be entitled to one vote for each share thereof held and each holder of shares of Class B Common Stock shall be entitled to 20 for each share thereof held.
(d)     Election of Directors. Subject to any additional vote required by the Certificate of Incorporation, the authorized number of directors of the Company shall be determined in the manner set forth in the Company’s Bylaws. As long as at least 878,425 shares of Series A Preferred remain outstanding (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series A Preferred), the holders of the outstanding shares of Series A Preferred, voting separately as a single class, shall be entitled to elect one director (the “Series A Director”). As long as at least 1,574,638 shares of Series B Preferred remain outstanding (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series B Preferred), the holders of the outstanding shares of Series B Preferred, voting separately as a single class, shall be entitled to elect one director (the “Series B Director,” and together with the Series A Director, the “Preferred Directors”). The holders of the outstanding shares of Common Stock, voting separately as a single class, shall be entitled to elect two directors. All other directors of the Company shall be elected by the holders of Preferred Stock and Common Stock voting together as a single class and not as separate series, and on an as-converted basis. Any director elected pursuant to this Section B.4(d) may be removed with or without cause only by the affirmative vote or written consent of the holders of the shares of the class, series or classes of stock entitled to elect such director or directors. There shall be no cumulative voting. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class, series or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy. Each director shall be entitled to one vote on each matter presented to the Board of Directors; provided, however, that, so long as the holders of Preferred Stock, voting as a separate class, are entitled to elect one or more members of the Board of Director, the affirmative vote of the Board of Directors shall be required for any of the matters set forth in Section 3.9 of the Rights Agreement.
5.    Amendments and Changes.
(a)    Approval by the Preferred Stock. Notwithstanding Section B.4 of this Article IV, for so long as at least 1,626,514 shares of Preferred Stock remain outstanding (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Preferred Stock), the Company shall not (whether by amendment, merger, consolidation, recapitalization or otherwise), directly or indirectly, without first obtaining the approval (by vote or written consent as provided by law) of the Requisite Preferred Holders, take any of the following actions and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(i)    effect any alteration, repeal, change or amendment of the rights, privileges or preferences of the Preferred Stock (or any series thereof);
(ii)    effect any increase or decrease of the authorized number of shares Preferred Stock (or any series thereof) or Common Stock;
(iii)    effect any authorization, creation or issuance of (or any obligation to authorize, create or issue) any securities of the Company having rights, preferences or privileges senior to or pari passu with the rights, preferences or privileges of the Preferred Stock (or any series thereof);

(iv)    redeem or repurchase shares of the Company’s stock or securities, except (A) in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers or directors upon termination of their employment or services pursuant to agreements under which the Company has the option to repurchase such shares at no greater than cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal; or (B) pursuant to agreements providing for the right of repurchase or the exercise of a contractual right of first refusal in favor of the Company;
(v)    declare or pay dividends on or make any distributions with respect to any capital stock of the Company;
(vi)    consummate a Liquidation Event;
(vii)    amend, modify or repeal any provision of the Company’s Certificate of Incorporation or Bylaws in a manner adverse to the Preferred Stock (or any series thereof);
(viii)    effect any change in the authorized number of directors of the Company;
(ix)    enter into or be a party to any transaction with any director, officer, or employee of the Company or any affiliate (as such term in defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, or any similar successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time) of any such person, except for transactions that are approved by a majority of the disinterested members of the Board of Directors; or
(x)    amend this Section B.5(a).
(b)    Approval by the Series A Preferred. Notwithstanding Section B.4 of this Article IV, for so long as at least 878,425 shares of Series A Preferred remain outstanding (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series A Preferred), the Company shall not (whether by amendment, merger, consolidation, recapitalization or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the shares of the Series A Preferred then outstanding (voting as a separate class on an as-converted basis) take any of the following actions, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(i)    alter, amend or repeal any provision of this Amended and Restated Certificate of Incorporation or the Company’s Bylaws if such alteration, amendment or repeal would adversely affect the rights, preferences, privileges or powers of or restrictions on the Series A Preferred in a manner different than any other series of Preferred Stock; provided, however, that (i) a series of Preferred Stock shall not for purposes of this Section B.5(b) be deemed to be affected in a manner different than any other series of Preferred Stock because of proportional differences in the amounts of respective issue prices and liquidation preferences that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock; and (ii) the authorization and issuance of a new series of Preferred Stock that is pari passu with or senior to the Series A Preferred shall not require the approval of holders of the Series A Preferred as a separate series pursuant to this Section B.5(b); or
(ii)    amend this Section B.5(b).
(c)    Approval by the Series B Preferred. Notwithstanding Section B.4 of this Article IV, for so long as at least 1,574,638 shares of Series B Preferred remain outstanding (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series B Preferred), the Company shall not (whether by amendment, merger, consolidation, recapitalization or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the shares of the Series B Preferred then outstanding (voting as a separate class on an as-converted basis) take any of the following actions, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(i)    alter, amend or repeal any provision of this Amended and Restated Certificate of Incorporation or the Company’s Bylaws if such alteration, amendment or repeal would adversely affect the rights, preferences, privileges or powers of or restrictions on the Series B Preferred in a manner different than any other series of Preferred Stock; provided, however, that (i) a series of Preferred Stock shall not for purposes of this Section B.5(c) be deemed to be affected in a manner different than any other series of Preferred Stock because of proportional differences in the amounts of respective issue prices and liquidation preferences that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock; and (ii) the authorization and issuance of a new series of Preferred Stock that is pari passu with or senior to the Series B Preferred shall not require the approval of holders of the Series B Preferred as a separate series pursuant to this Section B.5(c);
(ii)    effect any increase or decrease of the authorized number of shares of Series B Preferred Stock;
(iii)    apply any of its assets to the redemption, retirement, purchase or other acquisition of any series of Preferred Stock, directly or indirectly, through subsidiaries or otherwise, unless (x) such redemption, retirement, purchase or other acquisition is pursuant to the Company’s exercise of a right of first refusal in connection with a proposed transfer of shares of Preferred Stock or (y) shares of Series B Preferred Stock are redeemed, retired, purchased or otherwise acquired on a pari passu pro rata basis (based on the respective liquidation preferences of all series of Preferred Stock to be redeemed, retired, purchased or otherwise acquired); or

(iv)    amend this Section 5(c).
(d)    Approval by the Series C Preferred. Notwithstanding anything to the contrary herein, for so long as at least 736,929 shares of Series C Preferred remain outstanding (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series C Preferred), the Company shall not (whether by amendment, merger, consolidation, recapitalization or otherwise), directly or indirectly, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the shares of the Series C Preferred then outstanding (voting as a separate class on an as-converted basis) take any of the following actions, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(i)    alter, amend, repeal or waive any provision of this Amended and Restated Certificate of Incorporation or the Company’s Bylaws if such alteration, amendment, repeal or waiver would adversely affect the rights, preferences, privileges or powers of or restrictions on the Series C Preferred in a manner different than any other series of Preferred Stock; provided, however, that (x) a series of Preferred Stock shall not for purposes of this Section B.5(d) be deemed to be affected in a manner different than any other series of Preferred Stock solely because of proportional differences in the amounts of respective issue prices and liquidation preferences that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock; and (y) the authorization and issuance of a new series of Preferred Stock that is pari passu with or senior to the Series C Preferred shall not require the approval of holders of the Series C Preferred as a separate series pursuant to this Section B.5(d);
(ii)    effect any increase or decrease of the authorized number of shares of Series C Preferred Stock;
(iii)    apply any of its assets to the redemption, retirement, purchase or other acquisition of any series of Preferred Stock, directly or indirectly, through subsidiaries or otherwise, unless (x) such redemption, retirement, purchase or other acquisition is pursuant to the Company’s exercise of a right of first refusal in connection with a proposed transfer of shares of Preferred Stock or (y) shares of Series C Preferred Stock are redeemed, retired, purchased or otherwise acquired on a pari passu pro rata basis (based on the respective liquidation preferences of all series of Preferred Stock to be redeemed, retired, purchased or otherwise acquired); or
(iv)    amend this Section B.5(d).
(e)    Approval by the Series D Preferred. Notwithstanding anything to the contrary herein, for so long as at least 788,450 shares of Series D Preferred remain outstanding (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series D Preferred), the Company shall not (whether by amendment, merger, consolidation, recapitalization or otherwise), directly or indirectly, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the shares of the Series D

Preferred then outstanding (voting as a separate class on an as-converted basis) take any of the following actions, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(i)    alter, amend, repeal or waive any provision of this Amended and Restated Certificate of Incorporation or the Company’s Bylaws if such alteration, amendment, repeal or waiver would adversely affect the rights, preferences, privileges or powers of or restrictions on the Series D Preferred in a manner different than any other series of Preferred Stock; provided, however, that (x) a series of Preferred Stock shall not for purposes of this Section B.5(e) be deemed to be affected in a manner different than any other series of Preferred Stock solely because of proportional differences in the amounts of respective issue prices and liquidation preferences that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock; and (y) the authorization and issuance of a new series of Preferred Stock that is pari passu with or senior to the Series D Preferred shall not require the approval of holders of the Series D Preferred as a separate series pursuant to this Section B.5(e);
(ii)    effect any increase or decrease of the authorized number of shares of Series D Preferred Stock;
(iii)    apply any of its assets to the redemption, retirement, purchase or other acquisition of any series of Preferred Stock, directly or indirectly, through subsidiaries or otherwise, unless (x) such redemption, retirement, purchase or other acquisition is pursuant to the Company’s exercise of a right of first refusal in connection with a proposed transfer of shares of Preferred Stock or (y) shares of Series D Preferred Stock are redeemed, retired, purchased or otherwise acquired on a pari passu pro rata basis (based on the respective liquidation preferences of all series of Preferred Stock to be redeemed, retired, purchased or otherwise acquired);
(iv)    amend or waive Section B.3(b)(i); or
(v)    amend this Section B.5(e).
(f)    Approval by the Series E Preferred. Notwithstanding anything to the contrary herein, for so long as at least 200,000 shares of Series E Preferred remain outstanding (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series E Preferred), the Company shall not (whether by amendment, merger, consolidation, recapitalization or otherwise), directly or indirectly, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the shares of the Series E Preferred then outstanding (voting as a separate class on an as-converted basis) take any of the following actions, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(i)    alter, amend, repeal or waive any provision of this Amended and Restated Certificate of Incorporation or the Company’s Bylaws if such alteration, amendment,

repeal or waiver would adversely affect the rights, preferences, privileges or powers of or restrictions on the Series E Preferred in a manner different than any other series of Preferred Stock; provided, however, that (x) a series of Preferred Stock shall not for purposes of this Section B.5(f) be deemed to be affected in a manner different than any other series of Preferred Stock solely because of proportional differences in the amounts of respective issue prices and liquidation preferences that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock; and (y) the authorization and issuance of a new series of Preferred Stock that is pari passu with or senior to the Series E Preferred shall not require the approval of holders of the Series E Preferred as a separate series pursuant to this Section B.5(f);
(ii)    effect any increase or decrease of the authorized number of shares of Series E Preferred Stock;
(iii)    apply any of its assets to the redemption, retirement, purchase or other acquisition of any series of Preferred Stock, directly or indirectly, through subsidiaries or otherwise, unless (x) such redemption, retirement, purchase or other acquisition is pursuant to the Company’s exercise of a right of first refusal in connection with a proposed transfer of shares of Preferred Stock or (y) shares of Series E Preferred Stock are redeemed, retired, purchased or otherwise acquired on a pari passu pro rata basis (based on the respective liquidation preferences of all series of Preferred Stock to be redeemed, retired, purchased or otherwise acquired);
(iv)    amend or waive Section B.3(b)(i); or
(v)    amend this Section B.5(f).
(g)    Approval by the Series F Preferred. Notwithstanding anything to the contrary herein, at any time that at least 150,000 shares of Series F Preferred are outstanding (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series F Preferred), the Company shall not (whether by amendment, merger, consolidation, recapitalization or otherwise), directly or indirectly, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the shares of the Series F Preferred then outstanding (voting as a separate class on an as-converted basis) take any of the following actions, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(i)    alter, amend, repeal or waive any provision of this Amended and Restated Certificate of Incorporation or the Company’s Bylaws if such alteration, amendment, repeal or waiver would adversely affect the rights, preferences, privileges or powers of or restrictions on the Series F Preferred in a manner different than any other series of Preferred Stock; provided, however, that (x) a series of Preferred Stock shall not for purposes of this Section B.5(g) be deemed to be affected in a manner different than any other series of Preferred Stock solely because of proportional differences in the amounts of respective issue prices and liquidation preferences that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock; and (y) the authorization and issuance of a new series of Preferred Stock that is pari passu with or senior to the Series F Preferred shall not require the approval of holders of the Series F Preferred as a separate series pursuant to this Section B.5(g);
(ii)    effect any increase or decrease of the authorized number of shares of Series F Preferred Stock;
(iii)    apply any of its assets to the redemption, retirement, purchase or other acquisition of any series of Preferred Stock, directly or indirectly, through subsidiaries or otherwise, unless (x) such redemption, retirement, purchase or other acquisition is pursuant to the Company’s exercise of a right of first refusal in connection with a proposed transfer of shares of Preferred Stock or (y) shares of Series F Preferred Stock are redeemed, retired, purchased or otherwise acquired on a pari passu pro rata basis (based on the respective liquidation preferences of all series of Preferred Stock to be redeemed, retired, purchased or otherwise acquired);
(iv)    amend or waive Section B.3(b)(i); or
(v)    amend this Section B.5(g).
(h)    Approval by the Series G Preferred. Notwithstanding anything to the contrary herein, for so long as at least 48,000 shares of Series G Preferred remain outstanding (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series G Preferred), the Company shall not (whether by amendment, merger, consolidation, recapitalization or otherwise), directly or indirectly, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the shares of the Series G Preferred then outstanding (voting as a separate class on an as-converted basis) take any of the following actions, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(i)    alter, amend, repeal or waive any provision of this Amended and Restated Certificate of Incorporation or the Company’s Bylaws if such alteration, amendment, repeal or waiver would adversely affect the rights, preferences, privileges or powers of or restrictions on the Series G Preferred in a manner different than any other series of Preferred Stock; provided, however, that (x) a series of Preferred Stock shall not for purposes of this Section B.5(h) be deemed to be affected in a manner different than any other series of Preferred Stock solely because of proportional differences in the amounts of respective issue prices and liquidation preferences that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock; and (y) the authorization and issuance of a new series of Preferred Stock that is pari passu with or senior to the Series G Preferred shall not require the approval of holders of the Series G Preferred as a separate series pursuant to this Section B.5(h);
(ii)    effect any increase or decrease of the authorized number of shares of Series G Preferred Stock;

(iii)    apply any of its assets to the redemption, retirement, purchase or other acquisition of any series of Preferred Stock, directly or indirectly, through subsidiaries or otherwise, unless (x) such redemption, retirement, purchase or other acquisition is pursuant to the Company’s exercise of a right of first refusal in connection with a proposed transfer of shares of Preferred Stock or (y) shares of Series G Preferred Stock are redeemed, retired, purchased or otherwise acquired on a pari passu pro rata basis (based on the respective liquidation preferences of all series of Preferred Stock to be redeemed, retired, purchased or otherwise acquired); or
(iv)    amend this Section B.5(h).
(i)    Approval by the Series H Preferred. Notwithstanding anything to the contrary herein, for so long as at least 115,000 shares of Series H Preferred remain outstanding (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series H Preferred), the Company shall not (whether by amendment, merger, consolidation, recapitalization or otherwise), directly or indirectly, without first obtaining the approval (by vote or written consent as provided by law) of the Series H Majority take any of the following actions, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(i)    alter, amend, repeal or waive any provision of this Amended and Restated Certificate of Incorporation or the Company’s Bylaws if such alteration, amendment, repeal or waiver would adversely affect the rights, preferences, privileges or powers of or restrictions on the Series H Preferred in a manner different than any other series of Preferred Stock; provided, however, that (x) a series of Preferred Stock shall not for purposes of this Section B.5(i) be deemed to be affected in a manner different than any other series of Preferred Stock solely because of proportional differences in the amounts of respective issue prices and liquidation preferences that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock; and (y) the authorization and issuance of a new series of Preferred Stock that is pari passu with or senior to the Series H Preferred shall not require the approval of holders of the Series H Preferred as a separate series pursuant to this Section B.5(i);
(ii)    effect any increase or decrease of the authorized number of shares of Series H Preferred Stock;
(iii)    apply any of its assets to the redemption, retirement, purchase or other acquisition of any series of Preferred Stock, directly or indirectly, through subsidiaries or otherwise, unless (x) such redemption, retirement, purchase or other acquisition is pursuant to the Company’s exercise of a right of first refusal in connection with a proposed transfer of shares of Preferred Stock or (y) shares of Series H Preferred Stock are redeemed, retired, purchased or otherwise acquired on a pari passu pro rata basis (based on the respective liquidation preferences of all series of Preferred Stock to be redeemed, retired, purchased or otherwise acquired);
(iv)    amend or waive Section B.3(b)(i) or Section B.3(m);

(v)    amend or waive the Liquidation Preference or Original Issue Price of the Series H Preferred or the Original Issue Date, or the proviso of the second sentence of Section B.2(d); or
(vi)    amend this Section B.5(h).
6.    Redemption. The Preferred Stock is not redeemable at the option of the holder.
7.    Notices. Any notice required by the provisions of this Article IV to be given to the holders of Preferred Stock shall be in writing and shall be deemed effectively given: (a) upon personal delivery; (b) when sent by facsimile with confirmed transmission or electronic mail, on the day sent if sent during normal business hours of the recipient of such day, or if not sent during such normal business hours, then on the next Business Day (as defined below); or (c) two (2) Business Days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification from such courier of delivery to such recipient, in each case addressed to each holder of record at such holder’s address appearing on the books of the Company. For the purposes of this Section B.7, “Business Day” shall mean any day other than (1) a Saturday or a Sunday or (2) other day on which banks are not required to be open or are authorized to close in New York, New York.
8.    Conversion of Class B Common Stock.
(a)    Right to Convert. At any time, any holder of shares of Class B Common Stock, at the option of such holder, may convert any share of Class B Common Stock held by such holder at any time after the date of issuance of such share, at the office of the Company or any transfer agent for such stock, into one (1) validly issued, fully paid and nonassessable share of Class A Common Stock.
(b)    Automatic Conversion. Each outstanding share of Class B Common Stock shall automatically, without further action by the Company or the holder thereof, convert into one (1) validly issued, fully paid and nonassessable share of Class A Common Stock at 5:00 p.m. New York City time on a date fixed by the Board of Directors that is not less than 60 nor more than 180 days following the date the aggregate number of shares of Class B Common Stock then outstanding ceases to represent at least 5% of the aggregate number of all shares of Common Stock then outstanding (such date, the “Class B Mandatory Conversion Time”).
(c)    Conversion Upon Death or Disability. Each outstanding share of Class B Common Stock held by a Founder (as defined below) (or by any of such Founder’s Affiliates (as defined below)) shall automatically convert into one (1) share of Class A Common Stock at 5:00 p.m. New York City time on a date fixed by the Board of Directors that is not less than 60 nor more than 180 days following the death or Disability of such Founder (such date, the “Founder Conversion Time”). “Disability” shall mean permanent and total disability such that the natural person who is the holder of shares of Class B Common Stock is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which would reasonably be expected to result in death or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute whether the natural person who is the holder of shares of Class B Common Stock has suffered a Disability, no Disability of the natural person who is the holder of shares of Class B Common Stock shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and nonappealable.
(d)    Transfers to Non-Affiliates. Any share of Class B Common Stock shall automatically convert into one (1) share of Class A Common Stock upon the Transfer (as defined below) of such share by the holder of such Class B Common Stock as of immediately prior to the Effective Time (or in the case of any share of Class B Common Stock issued following the Effective Time, by the holder of such Class B Common Stock as of the time of original issuance of such share) (any such holder, the “Operative Holder”) or by any of such Operative Holder’s Permitted Transferees (as defined below) to a natural person or entity other than (A) the holder of such share of Class B Common Stock on the date of initial issuance of such share by the Company (any such holder, the “Initial Holder”), (B) an Affiliate of such Initial Holder (each of (A) and (B), a “Permitted Transferee” of such Operative Holder) or (C) the Operative Holder; provided, however, that, any Transfer by a Founder (or such Founder’s Affiliates) to the other Founder (or any such Founder’s Affiliates) shall not result in the automatic conversion of such Founder’s (or such Founder’s Affiliates’) shares of Class B Common Stock. “Transfer” shall mean (i) the direct or indirect sale, transfer, pledge, assignment, gift, contribution, grant of a lien, or other disposal of any share of Class B Common Stock or any beneficial interest in such share or (ii) the deposit of any share of Class B Common Stock into a voting trust or entry into a voting agreement or arrangement with respect to any share of Class B Common Stock or the granting of any proxy or power of attorney with respect thereto. A “Transfer” will also be deemed to have occurred with respect to any share of Class B Common Stock beneficially held by an Operative Holder (or by any of such Operative Holder’s Permitted Transferees) if there is a transaction or other event such that the Operative Holder (or such Operative Holder’s Permitted Transferees, as the case may be) no longer retains sole dispositive power (as among the Operative Holder of such share of Class B Common Stock and such Operative Holder’s Permitted Transferees) and exclusive power to vote or direct the voting of such security, including by proxy, voting agreement or otherwise, in each case with respect to such share of Class B Common Stock. Notwithstanding the foregoing none of the following shall be considered a Transfer:
(A) the granting of a revocable proxy to an officer or director of the Company at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or any other action of the stockholders permitted by this Amended and Restated Certificate of Incorporation;
(B) the pledge of shares of Class B Common Stock or granting a lien with respect thereto by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction with a financial institution for so long as such stockholder continues to exercise voting control over such shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer;
(C) the entering into, or reaching an agreement, arrangement or understanding regarding, a support, voting, tender or similar agreement or arrangement (with or without a proxy) in connection with a merger, asset transfer, asset acquisition or similar transaction approved by the Board of Directors;
(D) the entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee where the holder entering into the plan retains all voting control over the shares; provided, however, that a Transfer of such shares of Class B Common Stock by such broker or other nominee shall constitute a “Transfer” at the time of such Transfer;
(E) the entering into or amending a voting trust, agreement or arrangement (with or without granting a proxy) solely with holders of Class B Common Stock that (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company, (ii) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;
(F) the granting of a proxy by the Founder or the Founder’s Affiliates to a natural person or entity designated by the Founder or the Founder’s Affiliates and approved, in advance, by a majority of the Independent Directors then in office to exercise dispositive power and/or voting control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by the Founder or the Founder’s Affiliates; and
(G) the fact that, as of the Effective Time or at any time after the Effective Time, the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock; provided that, any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock, unless otherwise exempt from the definition of Transfer.

“Affiliate” for purposes of this Section B.8 shall mean, (i) in the case of a holder who is a natural person or an entity held solely by a natural person or a trust created by a natural person, (A) (I) such natural person and (II) any spouse, registered domestic partner, descendant (including any adopted descendant), parent, parent of the spouse or domestic partner of such natural person or any lineal descendants of any of the foregoing (including any adopted descendant) (each a “Family Member” and, more than one such Family Member, “Family Members”), (B) any custodian, trustee (including a trustee of a voting trust), executor or other fiduciary for the account of (I) such natural person or any one or more Family Members of such natural person or (II) any trust contemplated by clause (C), (C) any trust of which such natural person and/or any one or more Family Members of such natural person and/or any organization that is tax-exempt under Section 501(c)(3) of the Internal Revenue Code are current beneficiaries, (D) an entity in which all of the beneficial and economic interests are held, directly or indirectly, by any one or more of such natural person, any one or more Family Members of such natural person, or any natural person, entity, or trust referred to in clause (B) or (C), or (E) an organization that is tax-exempt under Section 501(c)(3) of the Internal Revenue Code so long as the transfer, assignment, sale or other disposition to such organization does not involve any payment of cash, securities, property or other consideration to such natural person; provided that, in the case of each of clauses (A), (B), (C), (D) and (E), such natural person holds exclusive voting control with respect to such shares of Class B common stock; (ii) in the case of an institutional, private equity, hedge, venture capital or other private investment fund, any partner, limited partner, retired partner, member or retired member of such holder, any affiliated fund, any fund which is controlled by or under common control with one or more general partners of such holder, any fund that is managed and governed by the same management company as such holder, any fund that controls such holder or any fund that is controlled by, under common control with, managed or advised by the same management company or registered investment advisor that controls, is under common control with, manages or advises the fund that controls such holder; and (iii) in the case of a mutual fund, pension fund, other pooled investment vehicle or an institutional client, to another mutual fund, pension fund, other pooled investment vehicle or an institutional client in connection with a merger, fund reorganization or otherwise for regulatory or fund management purposes.
“Founder” shall mean any of Luis von Ahn and Severin Hacker, each as a natural living person, and “Founders” shall mean both of them.
“Independent Directors” means members of the Board of Directors that are not a Founder or an officer or other employee of the Company or its subsidiaries (provided that a director shall not be considered an officer or employee of the Company solely due to such director’s position as a member of the Board of Directors or the board of directors or similar governing body of one or more subsidiaries of the Company).
(e)    Mechanics of Conversion. In the event of an optional conversion pursuant to Section B.8(a), before any holder of Class B Common Stock shall be entitled voluntarily to convert the same into shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for such stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such optional conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Class B Common Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock on such date. If the conversion is in connection with the automatic conversion provisions set forth in Section B.8(a), (b) or (c), such conversion shall be deemed to have been made (i) in the case of Section B.8(b), at the Class B Mandatory Conversion Time, (ii) in the case of Section B.8(c), at the Founder Conversion Time, or (iii) in the case of Section B.8(d), on the applicable date of Transfer, the persons entitled to receive shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Class A Common Stock as of the applicable date, and, until presented for transfer, certificates previously evidencing shares of Class B Common Stock shall represent the number of shares of Class A Common Stock into which such shares were automatically converted. Shares of Class B Common Stock converted pursuant to Section B.8(a), (b), (c) or (d) shall be automatically retired and cancelled and may not be reissued, and the Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B Common Stock accordingly.
(f)    Policies and Procedures. The Board of Directors, or a committee thereof, may, from time to time, establish such policies and procedures, not in violation of applicable law or this Amended and Restated Certificate of Incorporation, relating to the conversion of shares of Class B Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. The Company may, from time to time, require that a holder of shares of Class B Common Stock furnish affidavits or other proof to the Company as it deems necessary to verify the ownership of shares of Class B Common Stock and to confirm that a conversion to shares of Class A Common Stock has not occurred. Without limiting the discretion of the Board of Directors (or a committee of the Board of Directors), the Board of Directors (or such committee) may determine (and such determination shall be conclusive) that a holder of shares of Class B Common Stock has failed to furnish sufficient evidence to the Company (in the manner and time frame provided in the request) to enable the Company to determine that no conversion of shares of Class B Common Stock into shares of Class A Common Stock in accordance with this Section 3.1 has occurred with respect to such holder of shares of Class B Common Stock (and its Affiliates), and therefore such shares of Class B Common Stock, to the extent not previously converted, shall be converted into shares of Class A Common Stock and such conversion shall thereupon be registered on the books and records of the Company. A determination by the Board of Directors (or such committee of the Board of Directors), acting reasonably and in good faith, that shares of Class B Common Stock have been converted into shares of Class A Common Stock pursuant to this Section B.8 shall be conclusive.
(g)    Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.
ARTICLE V
Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, the Board of Directors shall have the power to adopt, amend and repeal the bylaws of the Company (except insofar as the bylaws of the Company as adopted by action of the stockholders of the Company shall otherwise provide). Any bylaws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders, and the powers conferred in this Article V shall not abrogate the right of the stockholders to adopt, amend and repeal bylaws.
ARTICLE VI
Election of directors need not be by written ballot unless the bylaws of the Company shall so provide.
ARTICLE VII
Subject to the provisions set forth in this Amended and Restated Certificate of Incorporation, the Company reserves the right to amend the provisions in this Amended and Restated Certificate of Incorporation and in any certificate amendatory hereof in the manner now or hereafter prescribed by law and this Amended and Restated Certificate of Incorporation, and all rights conferred on stockholders or others hereunder or thereunder are granted subject to such reservation.
ARTICLE VIII
A.    Right to Indemnification of Directors and Officers. The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including “attorneys” fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section C of this Article VIII the Company shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.
B.    Prepayment of Expenses of Directors and Officers. The Company shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article VIII or otherwise.
C.    Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Company, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
D.    Indemnification of Employees and Agents. The Company may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Company or, while an employee or agent of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Company shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.
E.    Advancement of Expenses of Employees and Agents. The Company may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any

Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.
F.    Non-Exclusivity of Rights. The rights conferred on any person by this Article VIII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the Company, or any agreement, or pursuant to any vote of stockholders or disinterested directors or otherwise.
G.    Other Indemnification. The Company’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Company, partnership, limited liability company, joint venture, trust, organization or other enterprise.
H.    Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Company’s expense insurance: (a) to indemnify the Company for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article VIII; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Company under the provisions of this Article VIII.
I.    Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.
ARTICLE IX
A.    The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, if such holder is not an employee of the Company or of any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.

ARTICLE X
A.    Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Company’s Certificate of Incorporation or Bylaws or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.